Exhibit 10.28

CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made and entered into as of October 16, 2021, by and between The Fresh Market, Inc., a Delaware corporation (“TFM”), and James Heaney (the “Consultant”). The parties wish to reduce their agreements to writing and hereby acknowledge and represent that they each have the authority to bind themselves legally to this document, and the parties agree as follows:

1.

Consulting Services. Inasmuch as TFM wishes to engage Consultant as a consultant in connection with providing consulting service for TFM related to supporting the finance and accounting activities of TFM and other various matters assigned from time to time, including ongoing programs and projects of TFM and certain other matters related to TFM or any of its subsidiaries (the “Services”). Inasmuch as the Services may be more than de minimis, the parties agree that Consultant will serve as a consultant to TFM, providing the Services as TFM reasonably requests from TFM’s Chief Executive Officer or his designees as agreed by the parties and will provide such reports or information as may be requested in connection with such assignments to TFM’s Chief Executive Officer or his designees.

2.

Term. The Services will commence on October 16, 2021, and end on January 16, 2022, unless sooner terminated by written agreement of the parties hereto (the “Term”). The parties may mutually agree to extend the Term of this Agreement on such terms as they agree to in writing.

3.

Compensation. Compensation for the Services under this Agreement will be $21,200 per month (the “Fee”). Should this Agreement be terminated sooner than the Term described in Section 2 of this Agreement, the Fee for the month in which the Agreement is terminated shall be pro-rated and no further Fee will be due thereafter. Consultant will provide to TFM a Form W-9 and TFM will provide to Consultant a Form 1099 for all Fee payments under this Agreement. In addition to payment of the Fee, Consultant will be entitled to reimbursement of any reasonable and necessary travel and other related out-of-pocket expenses incurred during the Term of this Agreement, provided such expenses are related to providing the Services and supported by appropriate receipts or other documentation. Consultant will invoice TFM for travel and other related out-of-pocket expenses within sixty (60) days of when such expenses were incurred. TFM shall pay invoices received from Consultant within thirty (30) days of its receipt of such invoice(s).

4.	Representations, Covenants, and Warranties of Consultant.

a.

Consultant represents and covenants that he has obtained and/or will obtain all permits and licenses necessary to comply with all local, state and federal laws relating to the Services to be performed under this Agreement.

b.

Consultant agrees, during the term of this Agreement and thereafter, not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of TFM, or its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees.

c.

Consultant will comply with all applicable laws, rules and regulations necessary for him to comply with the terms, covenants and conditions of this Agreement including all laws regulating the performance of the Services.

d.	Consultant has the necessary authority to enter into and execute this Agreement.

e.

There is no pending or threatened litigation against Consultant by any federal, state or local government regulatory agency or entity. Consultant shall promptly inform TFM of any such threatened or actual litigation.

f.	By entering into this Agreement, Consultant is not in violation of any other agreement with any third party.

5.	Representations, Covenants, and Warranties of TFM. TFM represents, warrants and covenants to Consultant that:

a.	It is a corporation organized and validly existing under the laws of the state of Delaware.

b.	It has obtained corporate authority to enter into this Agreement and the person executing this Agreement on behalf of TFM has the necessary authority to sign the Agreement.

c.	It will comply with all applicable laws, rules and regulations related to its performance under this Agreement.

d.	By entering this Agreement, it is not in violation of any other agreement with any third party.

6.

Confidentiality of Material: During this engagement, Consultant acknowledges that he will be given access to information regarding the systems, strategies, plans and operations of TFM not otherwise publicly available, including, but not limited to, the terms of this Agreement (the “Confidential Material”). Consultant agrees to treat all information and documentation received pursuant to this Agreement as proprietary and confidential. The parties agree that all work produced while providing the Services is owned by TFM, not Consultant. Consultant further agrees, during the term of this Agreement, and following its expiration or earlier termination:

a.	Not to use for any purpose any portion of the Confidential Material except in connection with the performance of this engagement.

b.	Not to use or disclose the Confidential Material for his own benefit or for the benefit of anyone else besides TFM.

c.

Not to disclose to any person (which for purposes of this Agreement shall include any natural person, corporation, partnership, trust, association, joint venture, pool, syndicate, unincorporated organization, joint stock company, governmental entity or similar entity or organization) any portion of the Confidential Material, without the prior written consent of TFM, which may be withheld in its sole discretion.

d.	To immediately return to TFM all copies or originals of Confidential Material upon the termination of this Agreement.

7.

Use of TFM’s Materials: In the performance of the Services, Consultant acknowledges that he shall not use any of TFM’s materials without TFM’s prior written consent. Consultant will use only TFM’s name and/or trade name and trademark logo colors on approved materials distributed in conjunction with the Services.

8.

Information Security: Consultant shall always comply with TFM’s and its affiliates’ policies and procedures regarding information protection, systems and data security, and privacy, and shall comply with all applicable privacy and data protection laws and regulations. Consultant shall not tamper with, compromise, or attempt to circumvent any physical or electronic security or audit measures employed by TFM in the course of TFM’s business operations, and/or compromise the security of TFM’s computer systems and/or networks. Any hardware and/or software provided to Consultant by TFM as part of, or in relation to, the Services provided hereunder shall remain TFM’s property and must be surrendered by Consultant upon TFM’s request and/or when the Services terminate or expire.

9.

Independent Contractor: Consultant agrees and acknowledges that he is not and will not claim to be an employee of TFM. Rather, Consultant is an independent contractor and is not the legal representative or agent of, nor does he have the power to obligate, TFM for any purpose whatsoever. Consultant further acknowledges and agrees that the scope of the engagement hereunder does not include any supervisory responsibilities with respect to TFM personnel. Consultant acknowledges that the relationship intended to be created by this Agreement is a business relationship based entirely on and circumscribed by the express provisions of this Agreement and that no partnership, joint venture, agency, fiduciary or employment relationship is intended or created by reason of this Agreement. All taxes, withholding, insurance contributions and the like on amounts paid under this Agreement are Consultant’s responsibility and it will indemnify and hold TFM, its affiliates and agents harmless from any judgments, fines, costs, or fees associated with such payments. TFM will carry no worker’s compensation insurance or any health or accident insurance to cover Consultant. TFM will not pay contributions to social security, unemployment insurance, federal or state withholding taxes, nor provide any other contributions or benefits which might be expected in an employer-employee relationship. The consulting arrangement hereunder will not be considered hire and employment by TFM for any purpose. Consultant’s engagement is non-exclusive; therefore, he is not precluded from providing services to other entities or persons, subject to his obligation to maintain confidentiality as set forth in Section 6 of this Agreement.

10.	Limitation of Liability:

a.

Neither party is assuming any liability for the actions or omissions of the other party except as stated in this Agreement. TFM shall indemnify Consultant for claims arising out of Consultant’s performance of the Services unless such claims arise from Consultant’s gross negligence or willful misconduct in connection with the performance of his work hereunder.

b.

Notwithstanding any provision to the contrary, nothing in this Agreement limits or excludes either party’s liability to the extent it relates to: death or personal injury caused by its negligence; fraud; fraudulent misrepresentation; or any other liability which may not be lawfully limited or excluded.

c.

Neither party shall be liable for consequential, special, incidental or indirect losses including, without limitation, (i) loss of profits, revenue or goodwill; (ii) loss of business or (iii) loss of anticipated savings.

d.

Each party agrees to use all reasonable endeavors to mitigate any losses which it may suffer under or in connection with this Agreement (including in relation to any losses covered by an indemnity) and any amounts it seeks from the other party in respect of any such liability.

11.

No Conflicts: Consultant represents and warrants to TFM that his execution and delivery of this Agreement and his performance in accordance with the terms of this Agreement will not conflict with, be a breach of or constitute a default under any covenant, undertaking, obligation or agreement to which Consultant is a party or by which Consultant is bound.

12.

Assignment: The rights and obligations of TFM under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of TFM. The rights and obligations of Consultant are non-assignable.

13.

Breach of Agreement: Consultant agrees that money damages would not be a sufficient remedy for any breach of this Agreement by Consultant and that in addition to all other remedies, TFM shall be entitled to seek specific performance and injunctive or other equitable relief as a remedy for any such breach. No breach of any provision hereof can be waived unless in writing. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof. Nor may the waiver by TFM of any breach by any other independent contractor constitute a waiver of the same or similar breach by Consultant.

14.

Governing Law and Venue: The Agreement between the parties shall be enforced in accordance with the laws of the State of North Carolina. The parties hereby irrevocably submit to the exclusive jurisdiction of the state and federal courts located in Guilford County, North Carolina for any action or proceeding arising out of or relating to this Agreement and the parties irrevocably agree that all claims in respect to such action or proceeding may be heard or determined by the state or federal courts located in Guilford County, North Carolina. Additionally, the parties irrevocably waive any objection they may now or hereafter have as to the venue or inconvenient forum in any such suit, action or proceeding arising under this Agreement.

15.

Notices: Any notice, request, demand, instruction or other document to be given or served hereunder or under any document or instrument executed pursuant hereto will be in writing and delivered personally or by email and addressed to the parties at their respective addresses set forth below, and the same will be effective (i) upon receipt or refusal if delivered personally, or (ii) upon sending of email provided there is no return of email as undeliverable. A party may change its email address for receipt of notices by service of a notice of such change in accordance herewith. Notices will be addressed as follows:

If to TFM:	If to Consultant:

The Fresh Market, Inc. Attn: Chris Himebauch Chief Human Resources Officer 300 N. Greene St., Suite 1100 Greensboro, NC 27401 Email: chrishimebauch@thefreshmarket.net	James Heaney 17 Old Saybrook Drive Greensboro, NC 27455 Email: Heaney.jim@gmail.com
With a Copy to:

The Fresh Market, Inc. Attn: Carlos Clark General Counsel 300 N. Greene St., Suite 1100 Greensboro, NC 27401 Email: carlosclark@thefreshmarket.net or to such other address as either party may direct by notice given to the other as hereinabove provided.

16.

Termination of Agreement: TFM or Consultant may terminate this Agreement at any time and for any reason upon thirty (30) days’ prior written notice to the other party, provided that TFM shall be obligated to pay to Consultant all fees and expenses relating to those Services satisfactorily performed by Consultant prior to such termination. Notwithstanding the foregoing, TFM shall have no further liability or obligation whatsoever to Consultant if TFM terminates this Agreement due to Consultant’s breach.

17.

Entire Agreement: This Agreement represents the entire and integrated agreement between TFM and Consultant as to this subject matter and supersedes all prior negotiations, representations or agreements, either written or oral, regarding the subject matter hereof. This Agreement may be executed in one or more counterparts each of which shall constitute an original of this Agreement and all such counterparts shall constitute one instrument. In the event any paragraph or provision of this Agreement is adjudged void, invalid or unenforceable by the court, law or equity, the remaining portions of this Agreement shall nonetheless continue and remain in full force and effect. This Agreement may be amended only by written instrument signed by both TFM and Consultant.

This Agreement has been entered into as of the day and year first written above:

THE FRESH MARKET, INC.

By	/s/ Chris Himebauch
Name: Chris Himebauch Title: Chief Human Resources Officer

CONSULTANT

/s/ James Heaney
James Heaney

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